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                                                                      EXHIBIT 11



SEVENTH GENERATION, INC.

Calculation of Shares Used in Determining
Basic and Diluted Earnings Per Common Share


                                                      Year Ended December 31
                                                      ----------------------

                                                        1998           1997
                                                        ----           ----


Net loss available to common stockholders             (401,760)      (288,033)


Weighted average shares outstanding                  2,428,791      2,428,791


Basic and diluted loss per share                    $    (0.16)    $    (0.12)


    The calculation above for diluted earnings per common share excludes the potentially dilutive effect of both common stock equivalents (stock options and warrants) and the impact of conversion of any debentures into the Company's common stock since the impact would be anti-dilutive for both 1998 and 1997.